SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 449 (To Prospectus dated January 5, 2005 and Prospectus Supplement dated January 5, 2005)	Trade Date: 7/11/2005 Issue Date: 7/14/2005

The date of this Pricing Supplement is 7/11/2005

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FUW7	N/A	09/15/2010	100%	1.000%	Monthly(4)	08/15/05	No	No		1,766,000	1,748,340.00	N

Floating Rate Index	Spread	Reset Period(4)	Accrual Method	Maximum Interest Rate	Minimum Interest Rate
*CPI	1.250%	Monthly	Actual/Actual (Payment Basis)	N/A	0.000%

  * During the initial interest period which is from the Issue Date to but not including 08/15/2005, the interest rate will be 4.76%, then the Consumer Price Index (CPI) plus 1.25% thereafter.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

(4)
On the Interest Determination Date, which is on the 15th day of each month during the terms of the notes beginning on 7/15/2005, the Calculation Agent will establish the new rate as described on page S-16 in the prospectus supplements.